As filed with the Securities and Exchange Commission on June 26, 2023

Registration No. 333-265945

Registration No. 333-262376

Registration No. 333-261179

Registration No. 333-259926

Registration No. 333-259208

Registration No. 333-258307

Registration No. 333-256901

Registration No. 333-254866

Registration No. 333-249947

Registration No. 333-249946

Registration No. 333-239432

Registration No. 333-236295

Registration No. 333-232016

Registration No. 333-228330

Registration No. 333-225553

Registration No. 333-218462

Registration No. 333-214483

Registration No. 333-195507

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-265945

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-262376

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-261179

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-259926

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-259208

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-258307

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-256901

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-254866

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-249947

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-249946

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-239432

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-236295

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.               333-232016

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-228330

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-225553

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-218462

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.               333-214483

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.              333-195507

FORM S-8 POS

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

001-36415
(Commission File Number)

Business Park Terre Bonne,

Route de Crassier 13,

1262 Eysins, Switzerland

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not applicable

(Zip Code)

Registrant's telephone number, including area code: 011-41-22-716-9800

n/a
(Former name or former address, if changed since last report)

Non-Plan Inducement Share Option Award

Non-Plan Inducement Restricted Share Unit Award

Non-Plan Inducement Performance-Based Restricted Share Unit Award

Quotient Limited 2014 Stock Incentive Plan, as adopted on March 31, 2014, amended and restated on October 28, 2016, further amended and restated on October 31, 2018, and further amended and restated on October 29, 2020

2013 Enterprise Management Plan

(Full titles of the plans)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Quotient Limited (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

1.

Registration File No.333-265945, originally filed with the SEC on June 30, 2022, registering (a) 769,585 ordinary shares of no par value of the Registrant (the “Ordinary Shares”) that were automatically added to the number of shares authorized for issuance under the Quotient Limited 2014 Stock Incentive Plan, as adopted on March 31, 2014, amended and restated on October 28, 2016, further amended and restated on October 31, 2018, and further amended and restated on October 29, 2020 (the “Amended and Restated 2014 Plan”), and (b) Ordinary Shares that may be issued upon the vesting of the following awards (issued outside of the Registrant’s Amended and Restated 2014 Plan) to a newly hired individual: up to (i) 112,780 performance-based restricted share units (the “PSUs”); (ii) 67,668 restricted share units (the “RSUs”); and (iii) 45,112 share options (the “Options” and, together with the PSUs and the RSUs, the “Awards”).

2.

Registration File No.333-262376, originally filed with the SEC on January 27, 2022, registering Ordinary Shares that may be issued upon the vesting of the following Awards (issued outside of the Registrant’s Amended and Restated 2014 Plan) to a newly hired individual: up to (a) 290,000 PSUs; (b) 175,000 RSUs; and (c) 175,000 Options.

3.

Registration File No.333-261179, originally filed with the SEC on November 18, 2021, registering Ordinary Shares that may be issued upon the vesting of the following Awards (issued outside of the Registrant’s Amended and Restated 2014 Plan) to a newly hired individual: up to (a) 341,829 PSUs; (b) 205,097 RSUs; and (c) 205,097 Options.

4.

Registration File No.333-259926, originally filed with the SEC on September 30, 2021, registering Ordinary Shares that may be issued upon the vesting of the following Awards (issued outside of the Registrant’s Amended and Restated 2014 Plan) to a newly hired individual: up to (a) 590,000 RSUs; and (b) 460,000 Options.

5.

Registration File No.333-259208, originally filed with the SEC on August 31, 2021, registering Ordinary Shares that may be issued upon the vesting of the following separate Awards (issued outside of the Registrant’s Amended and Restated 2014 Plan) to two newly hired individuals:(a) one Award consisting of up to (i) 110,993 performance share units upon the achievement of specified performance criteria; (ii) 64,259 RSUs; and (iii) 64,259 Options; and (b) one Award consisting of up to (i) 364,007 performance share units upon the achievement of specified performance criteria; (ii) 210,741 RSUs; and (iii) 210,741 Options.

6.

Registration File No.333-258307, originally filed with the SEC on July 30, 2021, registering Ordinary Shares that may be issued upon the vesting of the following Awards (issued outside of the Registrant’s Amended and Restated 2014 Plan) to a newly hired individual: (i) up to 240,000 performance share units upon the achievement of specified performance criteria; (ii) 150,000 RSUs; and (iii) 150,000 Options.

7.	Registration File No.333-256901, originally filed with the SEC on June 8, 2021, registering 759,483 Ordinary Shares for issuance under the Amended and Restated 2014 Plan

8.

Registration File No.333-254866, originally filed with the SEC on March 30, 2021, registering Ordinary Shares that may be issued upon the following: (a) the vesting and settlement of restricted share units having a grant date fair value of $3,333,333 and the exercise of share options having a grant date fair value of $1,666,667; and (b) the vesting and settlement of restricted share units having a grant date fair value of $600,000 and performance-based restricted share units having a grant date fair value of $1,000,000, and the exercise of share options having a grant date fair value of $400,000.

9.	Registration File No.333-249947, originally filed with the SEC on November 6, 2020, registering 750,000 Ordinary Shares for issuance under the Amended and Restated 2014 Plan.

10.

Registration File No.333-249946, originally filed with the SEC on November 6, 2020, registering an aggregate of 41,580 Ordinary Shares that may be issued (outside of the Registrant’s Amended and Restated 2014 Plan) to two individuals upon the exercise of certain share options.

11.	Registration File No.333-239432, originally filed with the SEC on June 25, 2020, registering 200,000 Ordinary Shares for issuance under the Amended and Restated 2014 Plan.

12.

Registration File No.333-236295, originally filed with the SEC on February 6, 2020, registering an aggregate of 75,000 Ordinary Shares that may be issued (outside of the Registrant’s Amended and Restated 2014 Plan) upon the vesting and settlement of 50,000 RSUs and the exercise of 25,000 Share Options.

13.	Registration File No. 333-232016, originally filed with the SEC on June 7, 2019, registering 200,000 Ordinary Shares for issuance under the Amended and Restated 2014 Plan.

14.	Registration File No.333-228330, originally filed with the SEC on November 9, 2018, registering 550,000 Ordinary Shares for issuance under the Amended and Restated 2014 Plan.

15.	Registration File No.333-225553, originally filed with the SEC on June 11, 2018, registering 200,000 Ordinary Shares for issuance under the Amended and Restated 2014 Plan.

16.	Registration File No.333-218462, originally filed with the SEC on June 2, 2017, registering 200,000 Ordinary Shares for issuance under the Amended and Restated 2014 Plan.

17.	Registration File No. 333-214483, originally filed with the SEC on November 7, 2016, registering 1,120,205 Ordinary Shares for issuance under the Amended and Restated 2014 Plan.

18.

Registration File No.333-195507, originally filed with the SEC on April 25, 2014, registering (a) 779,462 Ordinary Shares issuable upon the exercise of outstanding options granted under the 2013 Enterprise Management Plan and (b) 1,500,000 Ordinary Shares for issuance under the Amended and Restated 2014 Plan.

On January 10, 2023 (the “Petition Date”), the Company filed the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited (as amended, modified or supplemented from time to time, the “Plan”) and the related disclosure statement (the “Disclosure Statement”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On February 15, 2023, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan, as modified by the Confirmation Order, and approving the Disclosure Statement. The Plan is attached to the Confirmation Order as Exhibit A. On February 16, 2023, the Plan became effective in accordance with its terms and the Company emerged from bankruptcy.

Pursuant to the Plan, on March 2, 2023, the Company entered into a Merger Implementation Agreement by and among the Company, Quotient Holdings Merger Company Limited (“MergerCo”) and Quotient Holdings Finance Company Limited (“Finance Co”) (as amended from time to time, the “Merger Implementation Agreement”), pursuant to which, on June 9, 2023 (the “Closing Date”), the Company merged with MergerCo (the “Merger”).

In furtherance of the Merger, the Registrant terminated all offerings of its securities pursuant to the Registration Statements and the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 26, 2023.

QUOTIENT LIMITED

By:	/s/ Manuel O. Méndez
Manuel O. Méndez
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-8.